LETTER TO PARTICIPANTS IN THE BAX GLOBAL 401(k) PLAN
RELATED TO THE
OFFER TO PURCHASE FOR CASH UP TO 10,000,000 SHARES
OF COMMON STOCK (INCLUDING THE ASSOCIATED
PREFERRED STOCK PURCHASE RIGHTS) OF
THE BRINK'S COMPANY
INCLUDING SHARES HELD IN THE
BAX GLOBAL 401(k) PLAN
AS AMENDED AND RESTATED
EFFECTIVE AS OF JANUARY 1, 2006
MARCH 9, 2006

TO: PARTICIPANTS IN THE BAX GLOBAL 401(k) PLAN:

      Enclosed for your consideration are (1) the Offer to Purchase by The Brink's Company, dated March 9, 2006, and (2) the related Letter of Transmittal, in connection with the tender offer by The Brink's Company to purchase up to 10,000,000 shares of its common stock, $1.00 par value per share, including the associated preferred stock purchase rights, at a price not greater than $52.50 nor less than $47.50 per share, net to the seller in cash, without interest, as specified by shareholders tendering their shares. The Offer to Purchase and the related Letter of Transmittal, as amended or supplemented from time to time, constitute our tender offer.

      These materials are being forwarded to you because the events they describe may affect your interest in the BAX Global 401(k) Plan (the “Plan”).

      THIS LETTER AND THE ENCLOSED MATERIALS EXPLAIN THE TERMS AND CONDITIONS OF THE TENDER OFFER BY THE BRINK'S COMPANY FOR SHARES OF ITS COMMON STOCK. YOU SHOULD READ ALL OF THIS INFORMATION CAREFULLY.

      Your account in the Plan includes an investment in shares of The Brink's Company common stock. Your account balance in the Plan represents an interest in a specific number of shares and, as a participant with an investment in the Plan, you have a right to direct the Plan trustee to tender shares of The Brink's Company common stock allocated to your Plan account. The number of shares of The Brink's Company common stock you may direct the trustee to tender and the price at which those shares of The Brink's Company common stock will be tendered is discussed below. You can get more information on the shares of The Brink's Company common stock held in your Plan account by calling the T. Rowe Price Plan Account Line at 1-800-922-9945 or by accessing the T. Rowe Price Web site at www.rps.troweprice.com.

      You may direct the trustee to tender all or a portion of shares of The Brink's Company common stock allocated to your Plan account. You may direct the trustee to tender these shares by using the Instruction Form attached to this letter. Do not complete the enclosed Letter of Transmittal; it is furnished for your information only and cannot be used to tender shares allocated to your account. Only the trustee of the Plan can tender shares held in your Plan account as the record holder.

      T. Rowe Price Trust Company, Baltimore, Maryland, as the Plan's directed trustee, is the record holder of shares of The Brink's Company common stock in participants' accounts in the Plan. T. Rowe Price Trust Company is located at 100 East Pratt Street, Baltimore, Maryland 21202. Your instructions should be submitted to the trustee (by sending the Instruction Form to the trustee's tabulator, as described later in this document), and the trustee will tender or not tender shares of The Brink's Company common stock held in your Plan account in accordance with your instructions (subject to the exceptions noted in this document).

      NONE OF THE BRINK'S COMPANY, ITS BOARD OF DIRECTORS, THE DEALER MANAGER, THE DEPOSITORY, THE TRUSTEE OR THE INFORMATION AGENT

MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER THE SHARES ALLOCATED TO YOUR PLAN ACCOUNT AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH THE SHARES ALLOCATED TO YOUR PLAN ACCOUNT SHOULD BE TENDERED.

      The enclosed Offer to Purchase, dated March 9, 2006, and the Letter of Transmittal contain important information about the terms and conditions of the tender offer by The Brink's Company. However, we have also provided the following information about questions you may have related to your decision to tender or not tender shares of The Brink's Company common stock allocated to your Plan account.

What is the tender offer by The Brink's Company?

      The tender offer is a process through which The Brink's Company offers to purchase shares of The Brink's Company common stock, and the owners of those shares of The Brink's Company common stock can decide whether or not they want to tender their shares of The Brink's Company common stock, and if so, at what price they would like to tender their shares of The Brink's Company common stock within the price range The Brink's Company has established.

Must I respond to the tender offer?

      If you do not wish to tender shares of The Brink's Company common stock in your Plan account, no response is necessary and you do not need to take any action.

How many shares of The Brink's Company common stock can I direct the trustee to tender from my Plan account?

      You may tender all or a portion of shares of The Brink's Company common stock allocated to your Plan account. The current blackout period in the Plan will not affect your ability to tender your shares.

      You may choose to instruct the trustee to tender a percentage of shares of The Brink's Company common stock held in your Plan account. You should indicate on the Instruction Form the percentage, in increments of 5%, of shares of The Brink's Company common stock you wish to tender. The actual number of shares of The Brink's Company common stock in your Plan account may change between the date that you instruct the trustee to tender shares from your Plan account and the date that the trustee actually tenders the shares into the tender offer. By choosing a percentage of shares of The Brink's Company common stock that you wish to tender into the tender offer, the trustee will tender in whole shares up to that percentage of shares of The Brink's Company common stock from your Plan account based upon the most recent information available to the trustee as of the date that the trustee submits the tendered shares in the tender offer. Thus, the number of shares actually tendered into the tender offer from your account will depend upon the number of shares of The Brink's Company common stock allocated to your Plan account at the time the trustee actually submits the tender, not the date you submit your instructions to the trustee.

      You may receive current information about shares of The Brink's Company common stock held in your Plan account by contacting the T. Rowe Price Plan Account Line at 1-800-922-9945.

Can I tender a portion of shares of The Brink's Company common stock allocated to my Plan account at one price and another portion at a different price?

      Yes. Simply submit one Instruction Form for each portion of shares of The Brink's Company common stock you want to tender at each price. If you intend to tender portions of shares of The Brink's Company common stock held in your Plan account at different prices, do not check the box on the Instruction Form for revocation of previous instructions. If, as of the expiration date of the tender offer, you have submitted Instruction Forms providing for the tender of more shares of The Brink's Company common stock than are allocated to your Plan account, the portion of shares of The Brink's Company common stock that you have elected to tender at the highest price will be reduced until your direction is to tender the number of shares of The Brink's Company common stock held in your account. If necessary, the percentage of shares of The Brink's Company common stock which you have requested to be tendered at lower prices also will be reduced until the percentage of shares of The Brink's Company common stock you have directed to be tendered equals the total allocated to your Plan account.

Should I use the Letter of Transmittal to tender shares of The Brink's Company common stock in my Plan account?

      No. The Letter of Transmittal is for your information only. You must fill out the enclosed Instruction Form to instruct the trustee to tender shares of The Brink's Company common stock in your Plan account. Only the trustee, as the record holder of shares of The Brink's Company common stock under the Plan, can use the Letter of Transmittal to tender shares of The Brink's Company common stock once the trustee has received instructions from the Plan participants.

How may I choose the price at which I want to tender shares of The Brink's Company common stock in my Plan account?

      The enclosed Instruction Form contains a price designation section. Check the box of the price at which you would like to have the trustee tender shares of The Brink's Company common stock allocated to your Plan account. You must either:

(1) designate one of the listed prices, or

(2) instruct the trustee to tender your shares of The Brink's Company common stock at the price that is paid in the tender offer by checking the box labeled “Shares Tendered at a Price Determined pursuant to the Tender Offer.”

      See the information in the Offer to Purchase and the Letter of Transmittal about how The Brink's Company will select the price at which to purchase properly tendered shares once the tender offer period has expired.

If I select a price, will the trustee tender my shares of The Brink's Company common stock at that price?

      Generally, the trustee will tender shares of The Brink's Company common stock you have designated in accordance with your instructions. However, the law requires that shares of The Brink's Company common stock allocated to your Plan account cannot be sold to The Brink's Company at a price less than the closing price of shares of The Brink's Company common stock, as reported on the New York Stock Exchange (“NYSE”), on the expiration date of the tender offer.

      As a result, if the closing price for shares of The Brink's Company common stock on the NYSE on the expiration date for the tender offer is higher than the price you designate on the enclosed Instruction Form, the price you have designated will automatically be increased to the closing price on the expiration date, or, if the closing price is not an available option under this tender offer, to the next highest available price that is not less than the closing price on the expiration date. If the closing price for shares of The Brink's Company common stock on the expiration date is higher than $52.50 per share, none of the shares of The Brink's Company common stock allocated to your Plan account will be sold.

Who will determine the purchase price that is paid in the tender offer?

      The Brink's Company will determine a single price that it will pay for each The Brink's Company share properly tendered, taking into account the number of shares of The Brink's

Company common stock tendered and the prices specified by tendering shareholders. The Brink's Company will select the lowest purchase price that will allow it to purchase up to 10,000,000 shares of The Brink's Company common stock or, if a lesser number of shares of The Brink's Company common stock are properly tendered, all shares of The Brink's Company common stock that are properly tendered. The Brink's Company will then purchase all of shares of The Brink's Company common stock tendered at prices equal to or below the purchase price selected, although The Brink's Company may not purchase all of those shares if more than 10,000,000 shares of The Brink's Company are tendered in the tender offer.

      In other words, if you select a price (or, pursuant to the procedures described above, the market price or another price applies) that is greater than the price that is finally determined to be paid in the tender offer, none of your shares of The Brink's Company common stock will be purchased. All shares of The Brink's Company common stock acquired in the tender offer will be acquired at the same purchase price.

How do I direct the trustee to tender shares of The Brink's Company common stock allocated to my Plan account?

      If you wish to direct the trustee to tender shares of The Brink's Company common stock allocated to your Plan account, please complete the attached Instruction Form and return it to the trustee's tabulator in the enclosed envelope. The tabulator's address is:

      Computershare Trust Company, N.A.

By First Class Mail: The Brink's Company c/o Computershare Trust Company, N.A. P.O. Box 859208 Braintree, Massachusetts 02185-9208	By Overnight Mail: The Brink's Company c/o Computershare Trust Company, N.A. 161 Bay State Drive Braintree, Massachusetts 02184

      THE INSTRUCTION FORM MUST BE RECEIVED BY THE TRUSTEE'S TABULATOR NO LATER THAN 5:00 P.M., NEW YORK CITY TIME, ON MARCH 30, 2006, (UNLESS THE TENDER OFFER IS EXTENDED) IN ORDER FOR YOUR INSTRUCTIONS TO BE FOLLOWED. If the Instruction Form is not properly completed or is not received by the 5:00 p.m., New York City time, March 30, 2006 deadline, none of your shares of The Brink's Company common stock will be tendered and none will be purchased (unless the tender offer is extended).

      Please note that this deadline is FIVE BUSINESS DAYS BEFORE the current expiration date for the tender offer. It is necessary to submit your Instruction Form to the trustee's tabulator before the expiration date because the trustee must deliver the information to the Depositary for the tender offer by the expiration date.

      The only actions you are required to take to direct the trustee to tender shares of The Brink's Company common stock allocated to your Plan account are

(1) specify the percentage of shares of The Brink's Company common stock that you wish the trustee to tender,

(2) designate the price at which the trustee should tender shares of The Brink's Company common stock, and

(3) return the enclosed Instruction Form so that it is received by Computershare Trust Company, N.A., no later than 5:00 p.m., New York City time, on March 30, 2006.

You do not need to complete any form other than the enclosed Instruction Form.

      After April 6, 2006, the expiration date for the tender offer unless the tender offer is extended, it will be determined whether all, part, or none of your tendered shares of The Brink's Company common stock have been purchased by The Brink's Company, pursuant to the procedures, including procedures for proration, described in the Offer to Purchase.

      See the information in the Offer to Purchase regarding when and how the expiration date for the tender offer period may change and when and how the tender offer may be extended by The Brink's Company.

What if I hold shares of The Brink's Company common stock outside of the Plan?

      If you hold shares of The Brink's Company common stock outside of the Plan, you will receive, under separate cover, tender offer materials that can be used to tender those shares of The Brink's Company common stock directly. The materials used for tendering shares of The Brink's Company common stock outside of the Plan, including the Letter of Transmittal, may not be used to instruct the trustee to tender shares of The Brink's Company common stock allocated to your Plan account.

What happens if more than 10,000,000 shares of The Brink's Company common stock are tendered in the tender offer?

      If more than 10,000,000 shares of The Brink's Company common stock are tendered, The Brink's Company will purchase

      (1) first, all shares properly tendered and not properly withdrawn by any “odd lot holder” (as defined in the Offer to Purchase) who:

•	tenders all shares owned (beneficially or of record) by the odd lot holder at a price equal to or below the purchase price (tenders of less than all the shares owned will not qualify for this preference); and

•	completes the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery; and

      (2) second, after purchase of all the forgoing shares, all shares conditionally tendered in accordance with Section 6 of the Offer to Purchase, for which the condition was satisfied, and all other shares tendered properly and unconditionally at prices at or below the purchase price and not withdrawn prior to the expiration date, on a pro rata basis (with appropriate adjustments to avoid purchases of fractional shares) as described in Section 1 of the Offer to Purchase; and

      (3) third, if necessary, shares conditionally tendered, for which the condition was not satisfied, at or below the purchase price and not withdrawn prior to the expiration date and selected by random lot in accordance with Section 6 of the Offer to Purchase.

Can I take advantage of the “odd lot” priority?

      No. While fewer than 100 shares of The Brink's Company common stock may have been allocated to your Plan account, the record holder of shares of The Brink's Company common stock, the trustee, has significantly more than 100 shares of The Brink's Company common stock and, therefore, shares of The Brink's Company common stock held in the Plan are not eligible to avoid proration by virtue of the “odd lot” priority.

Can I conditionally tender my shares?

      You may condition your tender on The Brink's Company purchasing a minimum number of your tendered shares. In such case, if, as a result of the preliminary proration provisions in the Offer to Purchase, The Brink's Company would purchase less than such minimum number of your shares, then The Brink's Company will not purchase any of your shares, except as provided in the next sentence. In such case, if as a result of conditionally tendered shares not being purchased the total number of shares that would have been purchased is less than 10,000,000 shares, The Brink's Company will select, by random lot, for purchase from shareholders who tender all their shares, conditionally tendered shares for which the condition, based on a preliminary proration, has not been satisfied. See Sections 1 and 6 of the Offer to Purchase.

What if I want to withdraw the instructions for my shares of The Brink's Company common stock after I have already submitted my instruction form?

      Except as otherwise provided in the next paragraph and the terms of the tender offer, your designation is irrevocable.

      You may withdraw or change your instructions at any time on or prior to 5:00 p.m., New York City time, March 30, 2006 (or such later date as may apply in the case the tender offer is extended). To revoke or change your instruction to tender shares of The Brink's Company common stock, you must contact Georgeson Shareholder Communications Inc. at 17 State Street, 10th Floor, New York, NY 10004, or by phone at (800) 509-1082 (toll free) and obtain a new Instruction Form. The new Instruction Form should be returned to the trustee's tabulator with your name, address and Social Security number and new tender instructions, if any. To change or revoke your previous instructions, you must check the box on your new instruction form to indicate that you are revoking prior instructions. Once the trustee's tabulator receives a new, completed and signed Instruction Form with the revocation box checked, all previous instructions will be deemed canceled and replaced with the new instructions.

Will my instructions be kept confidential?

      Yes. Your designation preferences and your instructions are strictly confidential and neither the trustee nor any of its agents will disclose to The Brink's Company whether or not you tender shares of The Brink's Company common stock allocated to your Plan account in the tender offer.

What if I have questions about the tender offer?

      Contact Georgeson Shareholder Communications Inc., the Information Agent for the tender offer, at (800) 509-1082 (toll free) with any questions about the terms and conditions of the tender offer or how to tender shares of The Brink's Company common stock allocated to your Plan account.

How will the proceeds of the tender of my Plan shares be invested?

      Any shares of The Brink's Company common stock tendered by the trustee and accepted by The Brink's Company will be exchanged for cash. The cash proceeds will remain in your Plan account and will be invested pro rata in accordance with your instructions for investment of new contributions on file with the Plan when the proceeds are received by the Plan. If you have not given investment instructions for new contributions, the cash proceeds will be invested in the T. Rowe Price Retirement Date Fund closest to your retirement date. In accordance with the Plan's investment transfer provisions, you will be able to transfer amounts from these funds to the Plan's other investment funds. The first opportunity that you will have to transfer sale proceeds to the Plan's other investment funds will be the date that the Plan trustee posts the payment for the tendered shares to your Plan accounts, which is expected to occur promptly after the expiration of the tender offer.

What are the potential tax consequences of tendering shares?

      TENDERING AND SELLING SHARES FROM YOUR PLAN ACCOUNT NOW COULD RESULT IN THE LOSS OF A FAVORABLE TAX TREATMENT AVAILABLE WITH RESPECT TO ANY SHARES THAT COULD SUBSEQUENTLY BE DISTRIBUTED TO YOU FROM THE PLAN IF YOU ARE ENTITLED TO A PLAN DISTRIBUTION PRIOR TO DECEMBER 31, 2007, WHEN THE BRINK'S COMPANY COMMON STOCK FUND IS ELIMINATED AS AN INVESTMENT OPTION UNDER THE PLAN. Shares that you receive in a distribution from the Plan generally are eligible for favorable tax treatment. Specifically, depending upon the type of distribution, all or a portion of any “net unrealized appreciation” on shares of The Brink's Company common stock is not taxable to you until you sell the shares. If you tender and sell shares from your Plan account, any net unrealized appreciation in the shares that are sold will be lost. If your net unrealized appreciation is lost, the amount of tax that you owe immediately upon receipt of a Plan distribution may be greater than if you had not tendered and sold your shares in the tender offer.

      ☐ THIS INSTRUCTION FORM
REVOKES ALL PRIOR
INSTRUCTION FORMS.

INSTRUCTION FORM
FOR
THE BAX GLOBAL
401(k) PLAN

To Plan Participant:

      The undersigned acknowledges receipt of the accompanying letter and enclosed Offer to Purchase, dated March 9, 2006, and the related Letter of Transmittal in connection with the tender offer by The Brink's Company Corporation, a Virginia corporation, to purchase up to 10,000,000 shares of its common stock, $1.00 par value per share, including the associated preferred stock purchase rights, at a price not greater than $52.50 nor less than $47.50 per share, net to the seller in cash without interest.

      This Instruction Form directs T. Rowe Price Trust Company, Baltimore, Maryland, as directed trustee and holder of record for the Plan, to tender the number of shares of The Brink's Company common stock indicated below held by the trustee for the undersigned's Plan account pursuant to the tender offer.

Name:

Social Security Number:

Address:

Daytime Telephone Number with Area Code:

TENDERING OF SHARES

      In order to instruct the trustee to tender shares of The Brink's Company common stock allocated to your Plan account, you must TENDER A PERCENTAGE OF SHARES ALLOCATED TO YOUR PLAN ACCOUNT BELOW.

      I wish to direct the trustee to tender a percentage of shares of The Brink's Company common stock allocated to my Plan account. The percentage of shares of The Brink's Company common stock allocated to my Plan account that I direct the trustee to tender in the tender offer is set forth below. (Check the appropriate box.) IF MORE THAN ONE BOX IS CHECKED, THERE IS NO VALID INSTRUCTION AND THE BRINK'S COMPANY SHARES OF COMMON STOCK ALLOCATED TO YOUR PLAN ACCOUNT WILL NOT BE TENDERED.

☐ 0%	☐ 30%	☐ 60%	☐ 90%
☐ 5%	☐ 35%	☐ 65%	☐ 95%
☐ 10%	☐ 40%	☐ 70%	☐ 100%
☐ 15%	☐ 45%	☐ 75%
☐ 20%	☐ 50%	☐ 80%
☐ 25%	☐ 55%	☐ 85%

TENDERING PRICE

      The price I direct the trustee to tender shares of The Brink's Company common stock allocated to my Plan account to The Brink's Company is set forth below.* (Check the appropriate box.) This action could result in none of the shares of The Brink's Company common stock being purchased if the purchase price determined by The Brink's Company for purchase of shares of The Brink's Company common stock in the tender offer is less than the price checked below or if the price checked below is increased above the purchase price determined by The Brink's Company.* IF MORE THAN ONE BOX IS CHECKED THERE IS NO VALID INSTRUCTION AND THE BRINK'S COMPANY SHARES OF COMMON STOCK ALLOCATED TO YOUR PLAN ACCOUNT WILL NOT BE TENDERED.

PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED
CHECK ONLY ONE BOX. IF MORE THAN ONE BOX IS CHECKED OR IF NO BOX IS CHECKED, THERE IS NO PROPER TENDER OF SHARES.
(Participants who desire to tender shares at more than one price must complete a separate Instruction Form for each price at which shares are tendered.)
☐ $47.50	☐ $48.00	☐ $48.50	☐ $49.00	☐ $49.50	☐ $50.00	☐ $50.50	☐ $51.00	☐ $51.50	☐ $52.00	☐ $52.50
☐ $47.60	☐ $48.10	☐ $48.60	☐ $49.10	☐ $49.60	☐ $50.10	☐ $50.60	☐ $51.10	☐ $51.60	☐ $52.10
☐ $47.70	☐ $48.20	☐ $48.70	☐ $49.20	☐ $49.70	☐ $50.20	☐ $50.70	☐ $51.20	☐ $51.70	☐ $52.20
☐ $47.80	☐ $48.30	☐ $48.80	☐ $49.30	☐ $49.80	☐ $50.30	☐ $50.80	☐ $51.30	☐ $51.80	☐ $52.30
☐ $47.90	☐ $48.40	☐ $48.90	☐ $49.40	☐ $49.90	☐ $50.40	☐ $50.90	☐ $51.40	☐ $51.90	☐ $52.40

OR

Shares Tendered at a Price Determined pursuant to the Tender Offer:
☐	By checking this one box instead of one of the price boxes above, you are tendering shares and are willing to accept the purchase price selected by The Brink's Company in accordance with the terms of the tender offer. This action will maximize the chance of having The Brink's Company purchase your shares (subject to the possibility of proration). Note this election could result in your shares, as well as all shares purchased by The Brink's Company pursuant to the tender offer, being purchased at the minimum price of $47.50 per share and, in general, may have the effect of decreasing the price of shares tendered in the tender offer.* On November 15, 2005, the last full trading day before The Brink's Company announced that it had entered into an agreement for the sale of its BAX Global operating unit and indicated its intention to return between approximately $400 to $600 million to holders of its common stock through share repurchases, the last reported sale price of shares on the NYSE was $47.98 per share. On March 8, 2006, the last full trading day prior to the commencement of the tender offer, the last reported sale price of the shares on the NYSE was $48.63 per share. The lower end of the price range for the tender offer is below the current market price for the shares. Shareholders are urged to obtain current market quotations for the common stock.

* As described in the letter delivered to you with this Instruction Form, the price you elect will be adjusted to equal the closing price of shares of The Brink's Company common stock on the expiration date for the tender offer, as reported on the NYSE, if such closing price is greater than the price you designated above, or, if the closing price is not an available option under this tender offer, the price you elect will be adjusted to the next highest available price that is not less than the closing price on the expiration date. If the closing price for shares of The Brink's Company common stock on the expiration date is higher than $52.50 per share, none of the shares of The Brink's Company common stock allocated to your account will be sold.

CONDITIONAL TENDER
You may condition your tender of shares on The Brink's Company common stock purchasing a specified minimum percentage of your tendered shares, all as described in Section 6 of the Offer to Purchase. Unless the minimum percentage of shares you indicate below is purchased by The Brink's Company in the tender offer, none of the shares you tendered will be purchased. It is your responsibility to determine the minimum percentage of shares that must be purchased if any are purchased, and you are urged to consult your own tax advisor before completing this section. Unless this box has been checked and a minimum percentage of shares specified, your tender will be deemed unconditional.
☐ The minimum percentage of shares that must be purchased, if any are purchased, is: %.
If because of proration, the minimum percentage of shares that you designated above will not be purchased, The Brink's Company may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, you must have tendered all your shares and checked this box:
☐ The tendered shares represent all shares held by me.
Date: , 2006
(Signature of Participant)

Return this form to Computershare Trust Company, N.A., at:

By First Class Mail: The Brink's Company c/o Computershare Trust Company, N.A. P.O. Box 859208 Braintree, Massachusetts 02185-9208	By Overnight Mail: The Brink's Company c/o Computershare Trust Company, N.A. 161 Bay State Drive Braintree, Massachusetts 02184

The Information Agent for this tender offer is Georgeson Shareholder Communications Inc. All questions regarding the tender offer should be directed to Georgeson at (800) 509-1082 (toll free).